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Exhibit 99.1

NetBank, Inc. Reaches Definitive Agreement to
Acquire Financial Technologies, Inc.

Acquisition Adds to Company's Growing Transaction Processing Business

ATLANTA—(October 6, 2003)—NetBank, Inc. (Nasdaq: NTBK), parent company of the country's first commercially successful Internet bank, NetBank® (www.netbank.com), today announced a definitive agreement to acquire Financial Technologies, Inc. (FTI), a privately held, leading provider of ATM services for retail and other non-bank businesses. Pending regulatory approval, FTI will operate as a subsidiary of NetBank. The transaction is expected to close within the fourth quarter and be immediately accretive.

"This is an attractive deal for a number of reasons and part of our revenue diversification strategy," said Douglas K. Freeman, chairman and CEO, NetBank, Inc. "The addition of FTI will allow us to further build out our transaction processing lines of business in a quick, cost-effective way. Our companies have a similar mission to provide small institutions or non-bank retail businesses the means of distributing ancillary financial services to their existing customers. There are also natural synergies with our own retail and small business banking services that we can realize over time."

"We're excited to join the NetBank, Inc. family of businesses," said Tommy Glenn, Jr., founder and president, FTI. "By leveraging NetBank's financial and intellectual capital, we have the opportunity to grow our core business and expand high-potential initiatives, such as our merchant processing and pre-paid services. This transaction is a win-win for our customers and employees."

NetBank, Inc. purchased FTI for cash and $1 million worth of restricted stock. The final agreement also provides for potential cash payments of contingent consideration based on the compound average annual growth rate of FTI's earnings over the next five years. Additional detail on the purchase price appears in the Form 8-K that NetBank, Inc. filed with the Securities Exchange Commission today.

FTI has been profitable in each year of its seven-year operating history. Its deployment of more than 4,300 ATMs across the country places it fifth among the top third-party, off-premise ATM providers in the U.S. On average, FTI machines process approximately 1.5 million or $60 million worth of transactions per month.

The tables below present unaudited financial information for FTI. The data is intended to provide interested parties a better understanding of the current scope of its operations.

Financial Technologies, Inc.
Summary Financial Data
(Unaudited, dollars in thousands)

	For the eight months ended August 31, 2003	For the year ended December 31, 2002
Revenues	$20,545	$25,856
Direct costs of services and sales	15,928	20,570

Gross profit	4,617	5,286
Other expenses	3,559	4,234

Income before taxes	1,058	1,052
Tax expense	(425)	(325)

Net income	$633	$727

August 31, 2003
Total assets	$8,216

Liabilities	$5,921

Stockholders' equity	$2,295

Following the successful completion of the acquisition, Glenn and his management team will continue to oversee the operations of FTI. The company will maintain its headquarters in Jackson, Miss.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country's first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; and NetInsurance, Inc. (formerly known as RBMG Insurance Services, Inc.), an online insurance agency representing some of the nation's leading insurance companies. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

About FTI

Headquartered in Jackson, Mississippi, FTI was recognized by Inc. Magazine in 2000 and 2001 as one of the 500 fastest growing, privately held companies in the United States and has been an industry leader in delivering advanced ATM functionality. Additionally, FTI is the nation's only single source provider for retail transaction processing equipment and services including electronic check conversion, check guarantee, check cashing services, credit/debit card processing, money orders, prepaid cellular service, prepaid long distance service, prepaid debit cards and gift/loyalty cards. For more detailed information on FTI and its products and services, call 800.523.2104 or visit the FTI website at www.fti.to.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about 1) the transaction closing within the fourth quarter; 2) the acquisition allowing NetBank to further build out its transaction processing lines of business in a quick, cost-effective way; 3) natural synergies with NetBank's retail and small business banking services being realized over time; 4) NetBank's financial and intellectual capital providing the opportunity to grow FTI's core business and high-potential initiatives; and 5) FTI being profitable in each year of its seven-year existence are "forward-looking statements" involving risks and uncertainties that could cause actual results to differ materially. Risks include 1) a delay in the closing of the transaction or a decision by either party not to complete the transaction; 2) a decision by either party not to complete the deal; 3) natural synergies not being realized over time; 4) a decision by NetBank management not to grow FTI's core business and/or high-potential initiatives; 5) failure to obtain regulatory approval; and 6) FTI not achieving profitability in the future. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see "Risk Factors" in the company's SEC filings.

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NetBank, Inc. Reaches Definitive Agreement to Acquire Financial Technologies, Inc.